Exhibit 99.1
The 136,452,242 ordinary shares, par value $0.00001 (the “Ordinary Shares”) of Trina Solar Limited (the “Issuer”) reported in this filing are beneficially owned by members of a group comprising Good Energies II LP (the “Partnership”) (acting by its general partner Good Energies General Partner Jersey Limited (the “General Partner”)), COFRA Jersey Limited (“COFRA Jersey”), COFRA Holding AG, FIDARC SARL, Good Energies Holdings Limited and the Banbury Settlement (acting through Fircroft Limited, as trustee), Good Energies Inc, Good Energies AG and Good Energies (UK) LLP (acting by its managing member, Good Energies Investments Limited), among which the Partnership is the registered direct owner of the Ordinary Shares. Good Energies Inc, Good Energies AG and Good Energies (UK) LLP (acting by its managing member, Good Energies Investments Limited) (collectively, the “Three Managers”) were appointed by the General Partner as joint investment managers of the Partnership’s investment in the Issuer, and have the full power and authority in voting and disposal of the Ordinary Shares, while the General Partner, appointed by COFRA Jersey as nominee on its behalf, has the power to veto disposal decisions made by the Three Managers.

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